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Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Note:    The information contained in this Item has been updated to reflect Microsoft’s change in organizational structure as part of its transformation to a devices and services company, as well as the retrospective application of certain accounting standards that were effective for us beginning July 1 2013. The resulting changes are discussed further in the Notes to Financial Statements as follows:

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Notes 1 and 5, Accounting Policies / Derivatives:    The adoption of accounting guidance enhancing disclosure requirements about the nature of an entity’s right to offset and related arrangements associated with its financial instruments, which was effective for us beginning July 1, 2013. The disclosure requirements (provided in Note 5) have been applied retrospectively to all periods presented.

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Notes 1 and 10, Accounting Policies / Goodwill:    Reclassifications were made to goodwill balances by business segment to reflect the change in organizational structure and resulting segment realignments for all periods presented. No goodwill impairments resulted from this new business segment structure.

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Notes 1 and 14, Accounting Policies / Unearned Revenue:    Reclassifications were made to unearned revenue balances by business segment to reflect the change in organization structure and resulting segment realignments for all periods presented.

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Notes 1 and 19, Accounting Policies / Accumulated Other Comprehensive Income:    The adoption of accounting guidance pertaining to disclosure requirements for items reclassified out of accumulated other comprehensive income (“AOCI”), which was effective for us beginning July 1, 2013. The presentation and disclosure requirements (provided in Note 19) have been applied retrospectively to all periods presented.

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Notes 1 and 21, Accounting Policies / Segment Information and Geographic Data:    Revenue, gross margin, operating expenses, and operating income have been revised to reflect the change in organizational structure and resulting segment realignments for all periods presented.

For significant developments that have occurred subsequent to the filing of the 2013 Annual Report on Form 10-K (“2013 Form 10-K”), refer to Microsoft’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

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INCOME STATEMENTS

(In millions, except per share amounts)

Year Ended June 30,	2013	2012	2011

Revenue	$77,849	$73,723	$69,943
Cost of revenue	20,249	17,530	15,577

Gross margin	57,600	56,193	54,366
Operating expenses:
Research and development	10,411	9,811	9,043
Sales and marketing	15,276	13,857	13,940
General and administrative	5,149	4,569	4,222
Goodwill impairment	0	6,193	0

Total operating expenses	30,836	34,430	27,205

Operating income	26,764	21,763	27,161
Other income	288	504	910

Income before income taxes	27,052	22,267	28,071
Provision for income taxes	5,189	5,289	4,921

Net income	$21,863	$16,978	$23,150

Earnings per share:
Basic	$2.61	$2.02	$2.73
Diluted	$2.58	$2.00	$2.69

Weighted average shares outstanding:
Basic	8,375	8,396	8,490
Diluted	8,470	8,506	8,593

Cash dividends declared per common share	$0.92	$0.80	$0.64

See accompanying notes.

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COMPREHENSIVE INCOME STATEMENTS

(In millions)

Year Ended June 30,	2013	2012	2011

Net income	$21,863	$16,978	$23,150
Other comprehensive income (loss):
Net unrealized gains (losses) on derivatives (net of tax effects of $(14), $137, and $(338))	(26)	255	(627)
Net unrealized gains (losses) on investments (net of tax effects of $195, $(210), and $567)	363	(390)	1,054
Translation adjustments and other (net of tax effects of $(8), $(165), and $205)	(16)	(306)	381

Other comprehensive income (loss)	321	(441)	808

Comprehensive income	$22,184	$16,537	$23,958

See accompanying notes.

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BALANCE SHEETS

(In millions)

June 30,	2013	2012

Assets
Current assets:
Cash and cash equivalents	$3,804	$6,938
Short-term investments (including securities loaned of $579 and $785)	73,218	56,102

Total cash, cash equivalents, and short-term investments	77,022	63,040
Accounts receivable, net of allowance for doubtful accounts of $336 and $389	17,486	15,780
Inventories	1,938	1,137
Deferred income taxes	1,632	2,035
Other	3,388	3,092

Total current assets	101,466	85,084
Property and equipment, net of accumulated depreciation of $12,513 and $10,962	9,991	8,269
Equity and other investments	10,844	9,776
Goodwill	14,655	13,452
Intangible assets, net	3,083	3,170
Other long-term assets	2,392	1,520

Total assets	$142,431	$121,271

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,828	$4,175
Current portion of long-term debt	2,999	1,231
Accrued compensation	4,117	3,875
Income taxes	592	789
Short-term unearned revenue	20,639	18,653
Securities lending payable	645	814
Other	3,597	3,151

Total current liabilities	37,417	32,688
Long-term debt	12,601	10,713
Long-term unearned revenue	1,760	1,406
Deferred income taxes	1,709	1,893
Other long-term liabilities	10,000	8,208

Total liabilities	63,487	54,908

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital – shares authorized 24,000; outstanding 8,328 and 8,381	67,306	65,797
Retained earnings (deficit)	9,895	(856)
Accumulated other comprehensive income	1,743	1,422

Total stockholders’ equity	78,944	66,363

Total liabilities and stockholders’ equity	$142,431	$121,271

See accompanying notes.

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CASH FLOWS STATEMENTS

(In millions)

Year Ended June 30,	2013	2012	2011

Operations
Net income	$21,863	$16,978	$23,150
Adjustments to reconcile net income to net cash from operations:
Goodwill impairment	0	6,193	0
Depreciation, amortization, and other	3,755	2,967	2,766
Stock-based compensation expense	2,406	2,244	2,166
Net recognized losses (gains) on investments and derivatives	80	(200)	(362)
Excess tax benefits from stock-based compensation	(209)	(93)	(17)
Deferred income taxes	(19)	954	2
Deferral of unearned revenue	44,253	36,104	31,227
Recognition of unearned revenue	(41,921)	(33,347)	(28,935)
Changes in operating assets and liabilities:
Accounts receivable	(1,807)	(1,156)	(1,451)
Inventories	(802)	184	(561)
Other current assets	(129)	493	(1,259)
Other long-term assets	(478)	(248)	62
Accounts payable	537	(31)	58
Other current liabilities	146	410	(1,146)
Other long-term liabilities	1,158	174	1,294

Net cash from operations	28,833	31,626	26,994

Financing
Short-term debt repayments, maturities of 90 days or less, net	0	0	(186)
Proceeds from issuance of debt	4,883	0	6,960
Repayments of debt	(1,346)	0	(814)
Common stock issued	931	1,913	2,422
Common stock repurchased	(5,360)	(5,029)	(11,555)
Common stock cash dividends paid	(7,455)	(6,385)	(5,180)
Excess tax benefits from stock-based compensation	209	93	17
Other	(10)	0	(40)

Net cash used in financing	(8,148)	(9,408)	(8,376)

Investing
Additions to property and equipment	(4,257)	(2,305)	(2,355)
Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(1,584)	(10,112)	(71)
Purchases of investments	(75,396)	(57,250)	(35,993)
Maturities of investments	5,130	15,575	6,897
Sales of investments	52,464	29,700	15,880
Securities lending payable	(168)	(394)	1,026

Net cash used in investing	(23,811)	(24,786)	(14,616)

Effect of exchange rates on cash and cash equivalents	(8)	(104)	103

Net change in cash and cash equivalents	(3,134)	(2,672)	4,105
Cash and cash equivalents, beginning of period	6,938	9,610	5,505

Cash and cash equivalents, end of period	$3,804	$6,938	$9,610

See accompanying notes.

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STOCKHOLDERS’ EQUITY STATEMENTS

(In millions)

Year Ended June 30,	2013	2012	2011

Common stock and paid-in capital
Balance, beginning of period	$65,797	$63,415	$62,856
Common stock issued	920	1,924	2,422
Common stock repurchased	(2,014)	(1,714)	(3,738)
Stock-based compensation expense	2,406	2,244	2,166
Stock-based compensation income tax benefits (deficiencies)	190	(75)	(292)
Other, net	7	3	1

Balance, end of period	67,306	65,797	63,415

Retained earnings (deficit)
Balance, beginning of period	(856)	(8,195)	(17,736)
Net income	21,863	16,978	23,150
Common stock cash dividends	(7,694)	(6,721)	(5,394)
Common stock repurchased	(3,418)	(2,918)	(8,215)

Balance, end of period	9,895	(856)	(8,195)

Accumulated other comprehensive income
Balance, beginning of period	1,422	1,863	1,055
Other comprehensive income (loss)	321	(441)	808

Balance, end of period	1,743	1,422	1,863

Total stockholders’ equity	$78,944	$66,363	$57,083

See accompanying notes.

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NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ACCOUNTING POLICIES

Accounting Principles

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The financial statements include the accounts of Microsoft Corporation and its subsidiaries. Intercompany transactions and balances have been eliminated. Equity investments through which we exercise significant influence over but do not control the investee and are not the primary beneficiary of the investee’s activities are accounted for using the equity method. Investments through which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method.

Estimates and Assumptions

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples of estimates include: loss contingencies; product warranties; the fair value of, and/or potential goodwill impairment for, our reporting units; product life cycles; useful lives of our tangible and intangible assets; allowances for doubtful accounts; allowances for product returns; the market value of our inventory; and stock-based compensation forfeiture rates. Examples of assumptions include: the elements comprising a software arrangement, including the distinction between upgrades or enhancements and new products; when technological feasibility is achieved for our products; the potential outcome of future tax consequences of events that have been recognized in our financial statements or tax returns; and determining when investment impairments are other-than-temporary. Actual results and outcomes may differ from management’s estimates and assumptions.

Recasting of Certain Prior Period Information

During the first quarter of fiscal year 2014, we changed our organizational structure as part of our transformation to a devices and services company. As a result of these changes, information that our chief operating decision maker regularly reviews for purposes of allocating resources and assessing performance changed. Therefore, beginning in fiscal year 2014, we are reporting our financial performance based on our new segments described in Note 21 – Segment Information and Geographic Data. We have recast certain prior period amounts to conform to the way we internally manage and monitor segment performance during fiscal year 2014. This change primarily impacted Note 10 – Goodwill, Note 14 – Unearned Revenue, and Note 21 – Segment Information and Geographic Data, with no impact on consolidated net income or cash flows.

In addition to these segment reporting changes, we have also revised Note 5 – Derivatives and Note 19 – Accumulated Other Comprehensive Income to reflect the retrospective adoption of certain accounting standards that were effective for us beginning July 1 2013. See discussion under “Recent Accounting Guidance” below.

Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are recorded to other comprehensive income (“OCI”).

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Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

Revenue for retail packaged products, products licensed to original equipment manufacturers (“OEMs”), and perpetual licenses under certain volume licensing programs generally is recognized as products are shipped or made available.

Technology guarantee programs are accounted for as multiple element arrangements as customers receive free or significantly discounted rights to use upcoming new versions of a software product if they license existing versions of the product during the eligibility period. Revenue is allocated between the existing product and the new product, and revenue allocated to the new product is deferred until that version is delivered. The revenue allocation is based on the vendor-specific objective evidence (“VSOE”) of fair value of the products. The VSOE of fair value for upcoming new products are based on the price determined by management having the relevant authority when the element is not yet sold separately, but is expected to be sold in the near future at the price set by management.

Software updates that will be provided free of charge are evaluated on a case-by-case basis to determine whether they meet the definition of an upgrade and create a multiple element arrangement, which may require revenue to be deferred and recognized when the upgrade is delivered, or if it is determined that implied post-contract customer support (“PCS”) is being provided, the arrangement is accounted for as a multiple element arrangement and all revenue from the arrangement is deferred and recognized over the implied PCS term when the VSOE of fair value does not exist. If updates are determined to not meet the definition of an upgrade, revenue is generally recognized as products are shipped or made available. Windows 8.1 will enable new hardware, further the integration with other Microsoft services and fix some of the customer issues with Windows 8, and will be provided to Windows 8 customers when available at no additional charge. We evaluated Windows 8.1 and determined that it did not meet the definition of an upgrade and thus have not deferred revenue related to this planned release.

Certain volume licensing arrangements include a perpetual license for current products combined with rights to receive unspecified future versions of software products (“Software Assurance”), which we have determined are additional software products and are therefore accounted for as subscriptions, with billings recorded as unearned revenue and recognized as revenue ratably over the coverage period. Arrangements that include term based licenses for current products with the right to use unspecified future versions of the software during the coverage period, are also accounted for as subscriptions, with revenue recognized ratably over the coverage period.

Revenue from cloud-based services arrangements that allow for the use of a hosted software product or service over a contractually determined period of time without taking possession of software are accounted for as subscriptions with billings recorded as unearned revenue and recognized as revenue ratably over the coverage period beginning on the date the service is made available to customers. Revenue from cloud-based services arrangements that are provided on a consumption basis (for example, the amount of storage used in a particular period) is recognized commensurate with the customer utilization of such resources.

Some volume licensing arrangements include time-based subscriptions for cloud-based services and software offerings that are accounted for as subscriptions. These arrangements are considered multiple element arrangements. However, because all elements are accounted for as subscriptions and have the same coverage period and delivery pattern, they have the same revenue recognition timing.

Revenue related to Surface, our Xbox 360 gaming and entertainment console, Kinect for Xbox 360, games published by us, and other hardware components is generally recognized when ownership is transferred to the resellers or end customers when selling directly through Microsoft Stores. Revenue related to games published by third parties for use on the Xbox 360 platform is recognized when games are manufactured by the game publishers.

Display advertising revenue is recognized as advertisements are displayed. Search advertising revenue is recognized when the ad appears in the search results or when the action necessary to earn the revenue has been

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completed. Consulting services revenue is recognized as services are rendered, generally based on the negotiated hourly rate in the consulting arrangement and the number of hours worked during the period. Consulting revenue for fixed-price services arrangements is recognized as services are provided. Revenue from prepaid points redeemable for the purchase of software or services is recognized upon redemption of the points and delivery of the software or services.

Cost of Revenue

Cost of revenue includes: manufacturing and distribution costs for products sold and programs licensed; operating costs related to product support service centers and product distribution centers; costs incurred to include software on PCs sold by OEMs, to drive traffic to our websites, and to acquire online advertising space (“traffic acquisition costs”); costs incurred to support and maintain Internet-based products and services, including datacenter costs and royalties; warranty costs; inventory valuation adjustments; costs associated with the delivery of consulting services; and the amortization of capitalized research and development costs. Capitalized research and development costs are amortized over the estimated lives of the products.

Product Warranty

We provide for the estimated costs of fulfilling our obligations under hardware and software warranties at the time the related revenue is recognized. For hardware warranties, we estimate the costs based on historical and projected product failure rates, historical and projected repair costs, and knowledge of specific product failures (if any). The specific hardware warranty terms and conditions vary depending upon the product sold and the country in which we do business, but generally include parts and labor over a period generally ranging from 90 days to three years. For software warranties, we estimate the costs to provide bug fixes, such as security patches, over the estimated life of the software. We regularly reevaluate our estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

Research and Development

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products, is generally shortly before the products are released to manufacturing. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.

Sales and Marketing

Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, trade shows, seminars, and other programs. Advertising costs are expensed as incurred. Advertising expense was $2.6 billion, $1.6 billion, and $1.9 billion in fiscal years 2013, 2012, and 2011, respectively.

Stock-Based Compensation

We measure stock-based compensation cost at the grant date based on the fair value of the award and recognize it as expense, net of estimated forfeitures, over the vesting or service period, as applicable, of the stock award (generally four to five years) using the straight-line method.

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Employee Stock Purchase Plan

Shares of our common stock may be purchased by employees at three-month intervals at 90% of the fair market value of the stock on the last day of each three-month period. Compensation expense for the employee stock purchase plan is measured as the discount the employee is entitled to upon purchase and is recognized in the period of purchase.

Income Taxes

Income tax expense includes U.S. and international income taxes, the provision for U.S. taxes on undistributed earnings of international subsidiaries not deemed to be permanently invested, and interest and penalties on uncertain tax positions. Certain income and expenses are not reported in tax returns and financial statements in the same year. The tax effect of such temporary differences is reported as deferred income taxes. Deferred tax assets are reported net of a valuation allowance when it is more likely than not that a tax benefit will not be realized. The deferred income taxes are classified as current or long-term based on the classification of the related asset or liability.

Fair Value Measurements

We account for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. We categorize each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

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Level 1 – inputs are based upon unadjusted quoted prices for identical instruments traded in active markets. Our Level 1 non-derivative investments primarily include U.S. government securities, domestic and international equities, and actively traded mutual funds. Our Level 1 derivative assets and liabilities include those actively traded on exchanges.

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Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies and commodities. Our Level 2 non-derivative investments consist primarily of corporate notes and bonds, mortgage-backed securities, U.S. agency securities, certificates of deposit, and foreign government bonds. Our Level 2 derivative assets and liabilities primarily include certain over-the-counter option and swap contracts.

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Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Our Level 3 assets primarily comprise investments in certain corporate bonds and goodwill when it is recorded at fair value due to an impairment charge. We value the Level 3 corporate bonds using internally developed valuation models, inputs to which include interest rate curves, credit spreads, stock prices, and volatilities. In certain cases, market-based observable inputs are not available and we use management judgment to develop assumptions to determine fair value for these derivatives. Unobservable inputs used in all of these models are significant to the fair values of the assets and liabilities.

We measure certain assets, including our cost and equity method investments, at fair value on a nonrecurring basis when they are deemed to be other-than-temporarily impaired. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge is recorded when the cost of the investment exceeds its fair value and this condition is determined to be other-than-temporary.

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Our other current financial assets and our current financial liabilities have fair values that approximate their carrying values.

Financial Instruments

We consider all highly liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. The fair values of these investments approximate their carrying values. In general, investments with original maturities of greater than three months and remaining maturities of less than one year are classified as short-term investments. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. All cash equivalents and short-term investments are classified as available-for-sale and realized gains and losses are recorded using the specific identification method. Changes in market value, excluding other-than-temporary impairments, are reflected in OCI.

Equity and other investments classified as long-term include both debt and equity instruments. Debt and publicly-traded equity securities are classified as available-for-sale and realized gains and losses are recorded using the specific identification method. Changes in market value, excluding other-than-temporary impairments, are reflected in OCI. Common and preferred stock and other investments that are restricted for more than one year or are not publicly traded are recorded at cost or using the equity method.

We lend certain fixed-income and equity securities to increase investment returns. The loaned securities continue to be carried as investments on our balance sheet. Cash and/or security interests are received as collateral for the loaned securities with the amount determined based upon the underlying security lent and the creditworthiness of the borrower. Cash received is recorded as an asset with a corresponding liability.

Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Fair value is calculated based on publicly available market information or other estimates determined by management. We employ a systematic methodology on a quarterly basis that considers available quantitative and qualitative evidence in evaluating potential impairment of our investments. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, credit quality of debt instrument issuers, the duration and extent to which the fair value is less than cost, and for equity securities, our intent and ability to hold, or plans to sell, the investment. For fixed-income securities, we also evaluate whether we have plans to sell the security or it is more likely than not that we will be required to sell the security before recovery. We also consider specific adverse conditions related to the financial health of and business outlook for the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded to other income (expense) and a new cost basis in the investment is established.

Derivative instruments are recognized as either assets or liabilities and are measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

For derivative instruments designated as fair-value hedges, the gains (losses) are recognized in earnings in the periods of change together with the offsetting losses (gains) on the hedged items attributed to the risk being hedged. For options designated as fair-value hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in earnings.

For derivative instruments designated as cash-flow hedges, the effective portion of the gains (losses) on the derivatives is initially reported as a component of OCI and is subsequently recognized in earnings when the hedged exposure is recognized in earnings. For options designated as cash-flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in earnings. Gains (losses) on derivatives representing either hedge components excluded from the assessment of effectiveness or hedge ineffectiveness are recognized in earnings.

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For derivative instruments that are not designated as hedges, gains (losses) from changes in fair values are primarily recognized in other income (expense). Other than those derivatives entered into for investment purposes, such as commodity contracts, the gains (losses) are generally economically offset by unrealized gains (losses) in the underlying available-for-sale securities, which are recorded as a component of OCI until the securities are sold or other-than-temporarily impaired, at which time the amounts are reclassified from accumulated other comprehensive income (“AOCI”) into other income (expense).

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence. Activity in the allowance for doubtful accounts was as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

Balance, beginning of period	$389	$333	$375
Charged to costs and other	4	115	14
Write-offs	(57)	(59)	(56)

Balance, end of period	$336	$389	$333

Inventories

Inventories are stated at average cost, subject to the lower of cost or market. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. We regularly review inventory quantities on hand, future purchase commitments with our suppliers, and the estimated utility of our inventory. If our review indicates a reduction in utility below carrying value, we reduce our inventory to a new cost basis through a charge to cost of revenue.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer software developed or acquired for internal use, three years; computer equipment, two to three years; buildings and improvements, five to 15 years; leasehold improvements, two to 10 years; and furniture and equipment, one to five years. Land is not depreciated.

Goodwill

Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (May 1 for us) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

Intangible Assets

All of our intangible assets are subject to amortization and are amortized using the straight-line method over their estimated period of benefit, ranging from one to 15 years. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired.

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Recent Accounting Guidance

Recently adopted accounting guidance

In September 2011, the Financial Accounting Standards Board (“FASB”) issued guidance on testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). If an entity determines that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. We adopted this new guidance beginning July 1, 2012. Adoption of this new guidance did not have a material impact on our financial statements.

In June 2011, the FASB issued guidance on presentation of comprehensive income. The new guidance eliminated the option to report OCI and its components in the statement of changes in stockholders’ equity. Instead, an entity is required to present either a continuous statement of net income and OCI or in two separate but consecutive statements. We adopted this new guidance beginning July 1, 2012. Adoption of this new guidance resulted only in changes to presentation of our financial statements.

In December 2011, the FASB issued guidance enhancing disclosure requirements about the nature of an entity’s right to offset and related arrangements associated with its financial instruments. The new guidance requires the disclosure of the gross amounts subject to rights of set-off, amounts offset in accordance with the accounting standards followed, and the related net exposure. In January 2013, the FASB clarified that the scope of this guidance applies to derivatives, repurchase agreements, and securities lending arrangements that are either offset or subject to an enforceable master netting arrangement, or similar agreements. The new guidance was effective for us beginning July 1, 2013, with retrospective application required. The requirements of this guidance have been applied retrospectively to all periods presented in this Current Report on Form 8-K. Adoption of this new guidance resulted only in changes to the presentation of Note 5 – Derivatives.

In February 2013, the FASB issued guidance on disclosure requirements for items reclassified out of AOCI. This new guidance requires entities to present (either on the face of the income statement or in the notes) the effects on the line items of the income statement for amounts reclassified out of AOCI. The new guidance was effective for us beginning July 1, 2013. The requirements of this guidance have been applied retrospectively to all periods presented in this Current Report on Form 8-K. Adoption of this new guidance resulted only in changes to the presentation of Note 19 – Accumulated Other Comprehensive Income.

Recent accounting guidance not yet adopted

In March 2013, the FASB issued guidance on a parent’s accounting for the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. This new guidance requires that the parent release any related cumulative translation adjustment into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The new guidance will be effective for us beginning July 1, 2014. We do not anticipate material impacts on our financial statements upon adoption.

NOTE 2 — EARNINGS PER SHARE

Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options, stock awards, and shared performance stock awards.

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The components of basic and diluted EPS are as follows:

(In millions, except earnings per share)

Year Ended June 30,	2013	2012	2011

Net income available for common shareholders (A)	$21,863	$16,978	$23,150

Weighted average outstanding shares of common stock (B)	8,375	8,396	8,490
Dilutive effect of stock-based awards	95	110	103

Common stock and common stock equivalents (C)	8,470	8,506	8,593

Earnings Per Share

Basic (A/B)	$2.61	$2.02	$2.73
Diluted (A/C)	$2.58	$2.00	$2.69

Anti-dilutive stock-based awards excluded from the calculations of diluted EPS were immaterial during the periods presented.

NOTE 3 — OTHER INCOME (EXPENSE)

The components of other income (expense) were as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

Dividends and interest income	$677	$800	$900
Interest expense	(429)	(380)	(295)
Net recognized gains on investments	116	564	439
Net losses on derivatives	(196)	(364)	(77)
Net losses on foreign currency remeasurements	(74)	(117)	(26)
Other	194	1	(31)

Total	$288	$504	$910

Following are details of net recognized gains (losses) on investments during the periods reported:

(In millions)

Year Ended June 30,	2013	2012	2011

Other-than-temporary impairments of investments	$(208)	$(298)	$(80)
Realized gains from sales of available-for-sale securities	489	1,418	734
Realized losses from sales of available-for-sale securities	(165)	(556)	(215)

Total	$116	$564	$439

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NOTE 4 — INVESTMENTS

Investment Components

The components of investments, including associated derivatives, were as follows:

(In millions)	Cost Basis	Unrealized Gains	Unrealized Losses	Recorded Basis	Cash and Cash Equivalents	Short-term Investments	Equity and Other Investments

June 30, 2013

Cash	$1,967	$0	$0	$1,967	$1,967	$0	$0
Mutual funds	868	0	0	868	868	0	0
Commercial paper	603	0	0	603	214	389	0
Certificates of deposit	994	0	0	994	609	385	0
U.S. government and agency securities	64,934	47	(84)	64,897	146	64,751	0
Foreign government bonds	900	16	(41)	875	0	875	0
Mortgage-backed securities	1,258	43	(13)	1,288	0	1,288	0
Corporate notes and bonds	4,993	169	(40)	5,122	0	5,122	0
Municipal securities	350	36	(1)	385	0	385	0
Common and preferred stock	6,931	2,938	(281)	9,588	0	0	9,588
Other investments	1,279	0	0	1,279	0	23	1,256

Total	$85,077	$3,249	$(460)	$87,866	$3,804	$73,218	$10,844

(In millions)	Cost Basis	Unrealized Gains	Unrealized Losses	Recorded Basis	Cash and Cash Equivalents	Short-term Investments	Equity and Other Investments

June 30, 2012

Cash	$2,019	$0	$0	$2,019	$2,019	$0	$0
Mutual funds	820	0	0	820	820	0	0
Commercial paper	96	0	0	96	96	0	0
Certificates of deposit	744	0	0	744	342	402	0
U.S. government and agency securities	47,178	130	(2)	47,306	561	46,745	0
Foreign government bonds	1,741	18	(29)	1,730	575	1,155	0
Mortgage-backed securities	1,816	82	(2)	1,896	0	1,896	0
Corporate notes and bonds	7,799	224	(15)	8,008	2,525	5,483	0
Municipal securities	358	58	(0)	416	0	416	0
Common and preferred stock	6,965	2,204	(436)	8,733	0	0	8,733
Other investments	1,048	0	0	1,048	0	5	1,043

Total	$70,584	$2,716	$(484)	$72,816	$6,938	$56,102	$9,776

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Unrealized Losses on Investments

Investments with continuous unrealized losses for less than 12 months and 12 months or greater and their related fair values were as follows:

	Less than 12 Months		12 Months or Greater			Total Unrealized Losses

(In millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Fair Value

June 30, 2013

U.S. government and agency securities	$2,208	$(84)	$0	$0	$2,208	$(84)
Foreign government bonds	589	(18)	69	(23)	658	(41)
Mortgage-backed securities	357	(12)	39	(1)	396	(13)
Corporate notes and bonds	1,142	(38)	27	(2)	1,169	(40)
Municipal securities	44	(1)	0	0	44	(1)
Common and preferred stock	1,166	(168)	409	(113)	1,575	(281)

Total	$5,506	$(321)	$544	$(139)	$6,050	$(460)

	Less than 12 Months		12 Months or Greater			Total Unrealized Losses

(In millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Fair Value

June 30, 2012

U.S. government and agency securities	$44	$(2)	$0	$0	$44	$(2)
Foreign government bonds	657	(27)	12	(2)	669	(29)
Mortgage-backed securities	53	0	48	(2)	101	(2)
Corporate notes and bonds	640	(11)	70	(4)	710	(15)
Common and preferred stock	2,135	(329)	305	(107)	2,440	(436)

Total	$3,529	$(369)	$435	$(115)	$3,964	$(484)

Unrealized losses from fixed-income securities are primarily attributable to changes in interest rates. Unrealized losses from domestic and international equities are due to market price movements. Management does not believe any remaining unrealized losses represent other-than-temporary impairments based on our evaluation of available evidence as of June 30, 2013.

At June 30, 2013 and 2012, the recorded bases of common and preferred stock and other investments that are restricted for more than one year or are not publicly traded were $395 million and $313 million, respectively. These investments are carried at cost and are reviewed quarterly for indicators of other-than-temporary impairment. It is not practicable for us to reliably estimate the fair value of these investments.

Debt Investment Maturities

(In millions)	Cost Basis	Estimated Fair Value

June 30, 2013

Due in one year or less	$26,386	$26,412
Due after one year through five years	42,343	42,400
Due after five years through 10 years	3,293	3,303
Due after 10 years	2,010	2,049

Total	$74,032	$74,164

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NOTE 5 — DERIVATIVES

We use derivative instruments to manage risks related to foreign currencies, equity prices, interest rates, and credit; to enhance investment returns; and to facilitate portfolio diversification. Our objectives for holding derivatives include reducing, eliminating, and efficiently managing the economic impact of these exposures as effectively as possible.

Our derivative programs include strategies that both qualify and do not qualify for hedge accounting treatment. All notional amounts presented below are measured in U.S. dollar equivalents.

Foreign Currency

Certain forecasted transactions, assets, and liabilities are exposed to foreign currency risk. We monitor our foreign currency exposures daily to maximize the economic effectiveness of our foreign currency hedge positions. Option and forward contracts are used to hedge a portion of forecasted international revenue for up to three years in the future and are designated as cash flow hedging instruments. Principal currencies hedged include the euro, Japanese yen, British pound, and Canadian dollar. As of June 30, 2013 and June 30, 2012, the total notional amounts of these foreign exchange contracts sold were $5.1 billion and $6.7 billion, respectively.

Foreign currency risks related to certain non-U.S. dollar denominated securities are hedged using foreign exchange forward contracts that are designated as fair value hedging instruments. As of June 30, 2013 and June 30, 2012, the total notional amounts of these foreign exchange contracts sold were $407 million and $1.3 billion, respectively.

Certain options and forwards not designated as hedging instruments are also used to manage the variability in exchange rates on accounts receivable, cash, and intercompany positions, and to manage other foreign currency exposures. As of June 30, 2013, the total notional amounts of these foreign exchange contracts purchased and sold were $5.0 billion and $7.9 billion, respectively. As of June 30, 2012, the total notional amounts of these foreign exchange contracts purchased and sold were $3.6 billion and $7.3 billion, respectively.

Equity

Securities held in our equity and other investments portfolio are subject to market price risk. Market price risk is managed relative to broad-based global and domestic equity indices using certain convertible preferred investments, options, futures, and swap contracts not designated as hedging instruments. From time to time, to hedge our price risk, we may use and designate equity derivatives as hedging instruments, including puts, calls, swaps, and forwards. As of June 30, 2013, the total notional amounts of designated and non-designated equity contracts purchased and sold were $898 million and $1.0 billion, respectively. As of June 30, 2012, the total notional amounts of designated and non-designated equity contracts purchased and sold were $1.4 billion and $982 million, respectively.

Interest Rate

Securities held in our fixed-income portfolio are subject to different interest rate risks based on their maturities. We manage the average maturity of our fixed-income portfolio to achieve economic returns that correlate to certain broad-based fixed-income indices using exchange-traded option and futures contracts and over-the-counter swap and option contracts, none of which are designated as hedging instruments. As of June 30, 2013, the total notional amounts of fixed-interest rate contracts purchased and sold were $1.1 billion and $809 million, respectively. As of June 30, 2012, the total notional amounts of fixed-interest rate contracts purchased and sold were $3.2 billion and $1.9 billion, respectively.

In addition, we use “To Be Announced” forward purchase commitments of mortgage-backed assets to gain exposure to agency mortgage-backed securities. These meet the definition of a derivative instrument in cases where physical delivery of the assets is not taken at the earliest available delivery date. As of June 30, 2013 and 2012, the total notional derivative amounts of mortgage contracts purchased were $1.2 billion and $1.1 billion, respectively.

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Credit

Our fixed-income portfolio is diversified and consists primarily of investment-grade securities. We use credit default swap contracts, not designated as hedging instruments, to manage credit exposures relative to broad-based indices and to facilitate portfolio diversification. We use credit default swaps as they are a low cost method of managing exposure to individual credit risks or groups of credit risks. As of June 30, 2013, the total notional amounts of credit contracts purchased and sold were $377 million and $501 million, respectively. As of June 30, 2012, the total notional amounts of credit contracts purchased and sold were $318 million and $456 million, respectively.

Commodity

We use broad-based commodity exposures to enhance portfolio returns and to facilitate portfolio diversification. We use swaps, futures, and option contracts, not designated as hedging instruments, to generate and manage exposures to broad-based commodity indices. We use derivatives on commodities as they can be low-cost alternatives to the purchase and storage of a variety of commodities, including, but not limited to, precious metals, energy, and grain. As of June 30, 2013, the total notional amounts of commodity contracts purchased and sold were $1.2 billion and $249 million, respectively. As of June 30, 2012, the total notional amounts of commodity contracts purchased and sold were $1.5 billion and $445 million, respectively.

Credit-Risk-Related Contingent Features

Certain of our counterparty agreements for derivative instruments contain provisions that require our issued and outstanding long-term unsecured debt to maintain an investment grade credit rating and require us to maintain minimum liquidity of $1.0 billion. To the extent we fail to meet these requirements, we will be required to post collateral, similar to the standard convention related to over-the-counter derivatives. As of June 30, 2013, our long-term unsecured debt rating was AAA, and cash investments were in excess of $1.0 billion. As a result, no collateral was required to be posted.

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Fair Values of Derivative Instruments

The following tables present the fair values of derivative instruments designated as hedging instruments (“designated hedge derivatives”) and not designated as hedging instruments (“non-designated hedge derivatives”). The fair values exclude the impact of netting derivative assets and liabilities when a legally enforceable master netting agreement exists and fair value adjustments related to our own credit risk and counterparty credit risk:

June 30,	2013			2012

	Assets		Liabilities	Assets		Liabilities

(In millions)	Short-term Investments	Other Current Assets	Other Current Liabilities	Short-term Investments	Other Current Assets	Other Current Liabilities

Non-designated Hedge Derivatives:

Foreign exchange contracts	$41	$87	$(63)	$14	$85	$(84)
Equity contracts	157	0	(9)	162	0	(19)
Interest rate contracts	18	0	(45)	10	0	(17)
Credit contracts	19	0	(17)	26	0	(21)
Commodity contracts	3	0	(1)	3	0	0

Total	$238	$87	$(135)	$215	$85	$(141)

Designated Hedge Derivatives:

Foreign exchange contracts	$9	$167	$0	$6	$177	$(14)

Total	$9	$167	$0	$6	$177	$(14)

Total gross amounts of derivatives	$247	$254	$(135)	$221	$262	$(155)

Gross derivatives either offset or subject to an enforceable master netting agreement	$105	$254	$(97)	$109	$262	$(155)
Gross amounts offset in the balance sheet	(72)	(9)	80	(64)	(77)	139

Net amounts presented in the balance sheet	$33	$245	$(17)	$45	$185	$(16)
Gross amounts not offset in the balance sheet	0	0	0	0	0	0

Net amount	$33	$245	$(17)	$45	$185	$(16)

See also Note 4 – Investments and Note 6 – Fair Value Measurements.

Fair Value Hedge Gains (Losses)

We recognized in other income (expense) the following gains (losses) on contracts designated as fair value hedges and their related hedged items:

(In millions)

Year Ended June 30,	2013	2012	2011

Foreign Exchange Contracts

Derivatives	$70	$52	$(92)
Hedged items	(69)	(50)	85

Total	$1	$2	$(7)

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Cash Flow Hedge Gains (Losses)

We recognized the following gains (losses) on foreign exchange contracts designated as cash flow hedges (our only cash flow hedges during the periods presented):

(In millions)

Year Ended June 30,	2013	2012	2011

Effective Portion

Gains (losses) recognized in OCI, net of tax effects of $54, $127 and $(340)	$101	$236	$(632)
Gains (losses) reclassified from AOCI into revenue	$195	$(27)	$(7)

Amount Excluded from Effectiveness Assessment and Ineffective Portion

Losses recognized in other income (expense)	$(168)	$(231)	$(276)

We estimate that $95 million of net derivative gains included in AOCI at June 30, 2013 will be reclassified into earnings within the following 12 months. No significant amounts of gains (losses) were reclassified from AOCI into earnings as a result of forecasted transactions that failed to occur during fiscal year 2013.

Non-Designated Derivative Gains (Losses)

Gains (losses) from changes in fair values of derivatives that are not designated as hedges are primarily recognized in other income (expense). These amounts are shown in the table below, with the exception of gains (losses) on derivatives presented in income statement line items other than other income (expense), which were immaterial for the periods presented. Other than those derivatives entered into for investment purposes, such as commodity contracts, the gains (losses) below are generally economically offset by unrealized gains (losses) in the underlying available-for-sale securities.

(In millions)

Year Ended June 30,	2013	2012	2011

Foreign exchange contracts	$18	$(119)	$(27)
Equity contracts	16	(85)	35
Interest-rate contracts	(11)	93	19
Credit contracts	(3)	(7)	24
Commodity contracts	(42)	(121)	148

Total	$(22)	$(239)	$199

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NOTE 6 — FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables present the fair value of our financial instruments that are measured at fair value on a recurring basis:

(In millions)	Level 1	Level 2	Level 3	Gross Fair Value	Netting (a)	Net Fair Value

June 30, 2013

Assets

Mutual funds	$868	$0	$0	$868	$0	$868
Commercial paper	0	603	0	603	0	603
Certificates of deposit	0	994	0	994	0	994
U.S. government and agency securities	62,237	2,664	0	64,901	0	64,901
Foreign government bonds	9	851	0	860	0	860
Mortgage-backed securities	0	1,311	0	1,311	0	1,311
Corporate notes and bonds	0	4,915	19	4,934	0	4,934
Municipal securities	0	385	0	385	0	385
Common and preferred stock	8,470	717	5	9,192	0	9,192
Derivatives	12	489	0	501	(81)	420

Total	$71,596	$12,929	$24	$84,549	$(81)	$84,468

Liabilities

Derivatives and other	$14	$121	$0	$135	$(80)	$55

(In millions)	Level 1	Level 2	Level 3	Gross Fair Value	Netting (a)	Net Fair Value

June 30, 2012

Assets

Mutual funds	$820	$0	$0	$820	$0	$820
Commercial paper	0	96	0	96	0	96
Certificates of deposit	0	744	0	744	0	744
U.S. government and agency securities	42,291	5,019	0	47,310	0	47,310
Foreign government bonds	31	1,703	0	1,734	0	1,734
Mortgage-backed securities	0	1,892	0	1,892	0	1,892
Corporate notes and bonds	0	7,839	9	7,848	0	7,848
Municipal securities	0	416	0	416	0	416
Common and preferred stock	7,539	877	5	8,421	0	8,421
Derivatives	16	467	0	483	(141)	342

Total	$50,697	$19,053	$14	$69,764	$(141)	$69,623

Liabilities

Derivatives and other	$10	$145	$0	$155	$(139)	$16

(a)

These amounts represent the impact of netting derivative assets and derivative liabilities when a legally enforceable master netting agreement exists and fair value adjustments related to our own credit risk and counterparty credit risk.

The changes in our Level 3 financial instruments that are measured at fair value on a recurring basis were immaterial during the periods presented.

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The following table reconciles the total Net Fair Value of assets above to the balance sheet presentation of these same assets in Note 4 – Investments.

(In millions)

June 30,	2013	2012

Net fair value of assets measured at fair value on a recurring basis	$84,468	$69,623
Cash	1,967	2,019
Common and preferred stock measured at fair value on a nonrecurring basis	395	313
Other investments measured at fair value on a nonrecurring basis	1,256	1,043
Less derivative net assets classified as other current assets	(213)	(185)
Other	(7)	3

Recorded basis of investment components	$87,866	$72,816

Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

During fiscal year 2013 and 2012, we did not record any material other-than-temporary impairments on financial assets required to be measured at fair value on a nonrecurring basis.

NOTE 7 — INVENTORIES

The components of inventories were as follows:

(In millions)

June 30,	2013	2012

Raw materials	$328	$210
Work in process	201	96
Finished goods	1,409	831

Total	$1,938	$1,137

NOTE 8 — PROPERTY AND EQUIPMENT

The components of property and equipment were as follows:

(In millions)

June 30,	2013	2012

Land	$525	$528
Buildings and improvements	7,326	6,768
Leasehold improvements	2,946	2,550
Computer equipment and software	9,242	7,298
Furniture and equipment	2,465	2,087

Total, at cost	22,504	19,231
Accumulated depreciation	(12,513)	(10,962)

Total, net	$9,991	$8,269

During fiscal years 2013, 2012, and 2011, depreciation expense was $2.6 billion, $2.2 billion, and $2.0 billion, respectively.

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NOTE 9 — BUSINESS COMBINATIONS

Yammer

On July 18, 2012, we acquired Yammer, Inc. (“Yammer”), a leading provider of enterprise social networks, for $1.1 billion in cash. Yammer will continue to develop its standalone service and will add an enterprise social networking service to Microsoft’s portfolio of complementary cloud-based services. The major classes of assets to which we allocated the purchase price were goodwill of $937 million and identifiable intangible assets of $178 million. We assigned the goodwill to Commercial Other under our current segment structure. Yammer was consolidated into our results of operations starting on the acquisition date.

Skype

On October 13, 2011, we acquired all of the issued and outstanding shares of Skype Global S.á r.l. (“Skype”), a leading global provider of software applications and related Internet communications products based in Luxembourg, for $8.6 billion, primarily in cash. The major classes of assets and liabilities to which we allocated the purchase price were goodwill of $7.1 billion, identifiable intangible assets of $1.6 billion, and unearned revenue of $222 million. The goodwill recognized in connection with the acquisition is primarily attributable to our expectation of extending Skype’s brand and the reach of its networked platform, while enhancing Microsoft’s existing portfolio of real-time communications products and services. We assigned the goodwill to the following segments under our current segment structure: $5.6 billion to Commercial Licensing, $1.4 billion to Devices and Consumer Hardware, and $54 million to Devices and Consumer Other. Skype was consolidated into our results of operations starting on the acquisition date.

Following are the details of the purchase price allocated to the intangible assets acquired:

(In millions)		Weighted Average Life

Marketing-related (trade names)	$1,249	15 years
Technology-based	275	5 years
Customer-related	114	5 years
Contract-based	10	4 years

Total	$1,648	13 years

Other

During fiscal year 2013, we completed 11 additional acquisitions for total consideration of $437 million, all of which was paid in cash. These entities have been included in our consolidated results of operations since their respective acquisition dates.

Pro forma results of operations have not been presented because the effects of the business combinations described in this Note, individually and in aggregate, were not material to our consolidated results of operations.

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NOTE 10 — GOODWILL

Changes in the carrying amount of goodwill were as follows:

(In millions)		June 30, 2011	Acquisitions	Other	June 30, 2012	Acquisitions	Other	June 30, 2013

Devices and Consumer	Licensing	$868	$0	$(2)	$866	$0	$0	$866
	Hardware	181	1,460	0	1,641	75	(27)	1,689
	Other	6,888	58	(6,204)	742	0	(4)	738

	Total Devices and Consumer	$7,937	$1,518	$(6,206)	$3,249	$75	$(31)	$3,293
Commercial	Licensing	4,494	5,680	(120)	10,054	4	(7)	10,051
	Other	150	0	(1)	149	1,164	(2)	1,311

	Total Commercial	$4,644	$5,680	$(121)	$10,203	$1,168	$(9)	$11,362

Total goodwill		$12,581	$7,198	$(6,327)	$13,452	$1,243	$(40)	$14,655

The measurement periods for the valuation of assets acquired and liabilities assumed end as soon as information on the facts and circumstances that existed as of the acquisition dates becomes available, but do not exceed 12 months. Adjustments in purchase price allocations may require a recasting of the amounts allocated to goodwill retroactive to the periods in which the acquisitions occurred.

Any change in the goodwill amounts resulting from foreign currency translations are presented as “Other” in the above table. Also included within “Other” are business dispositions and transfers between business segments due to reorganizations, as applicable. For fiscal year 2012, a $6.2 billion goodwill impairment charge was included in “Other,” as discussed further below. This goodwill impairment charge also represented our accumulated goodwill impairment as of June 30, 2013 and 2012.

As discussed in Note 21 — Segment Information and Geographic Data, during the first quarter of fiscal year 2014, we changed our organizational structure as part of our transformation to a devices and services company. This resulted in a change in our operating segments and reporting units. We allocated goodwill to our new reporting units using a relative fair value approach. In addition, we completed an assessment of any potential goodwill impairment for all reporting units immediately prior to the reallocation and determined that no impairment existed.

Goodwill Impairment

We test goodwill for impairment annually on May 1 at the reporting unit level using a discounted cash flow methodology with a peer-based, risk-adjusted weighted average cost of capital. We believe use of a discounted cash flow approach is the most reliable indicator of the fair values of the businesses.

No impairment of goodwill was identified as of May 1, 2013. Upon completion of the fiscal year 2012 test, the goodwill of our OSD unit (within Devices and Consumer Other under our current segment structure) was determined to be impaired. The impairment was the result of the OSD unit experiencing slower than projected growth in search queries and search advertising revenue per query, slower growth in display revenue, and changes in the timing and implementation of certain initiatives designed to drive search and display revenue growth in the future.

Because our fiscal year 2012 annual test indicated that OSD’s carrying value exceeded its estimated fair value, a second phase of the goodwill impairment test (“Step 2”) was performed specific to OSD. Under Step 2, the fair value of all OSD assets and liabilities were estimated, including tangible assets, existing technology, trade names, and partner relationships for the purpose of deriving an estimate of the implied fair value of goodwill. The implied fair

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value of the goodwill was then compared to the recorded goodwill to determine the amount of the impairment. Assumptions used in measuring the value of these assets and liabilities included the discount rates, royalty rates, and obsolescence rates used in valuing the intangible assets, and pricing of comparable transactions in the market in valuing the tangible assets.

No other instances of impairment were identified in our May 1, 2012 test.

NOTE 11 — INTANGIBLE ASSETS

The components of intangible assets, all of which are finite-lived, were as follows:

(In millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Year Ended June 30,			2013			2012

Technology-based (a)	$3,760	$(2,110)	$1,650	$3,550	$(1,899)	$1,651
Marketing-related	1,348	(211)	1,137	1,325	(136)	1,189
Contract-based	823	(688)	135	824	(644)	180
Customer-related	380	(219)	161	408	(258)	150

Total	$6,311	$(3,228)	$3,083	$6,107	$(2,937)	$3,170

(a)	Technology-based intangible assets included $218 million and $177 million as of June 30, 2013 and 2012, respectively, of net carrying amount of software to be sold, leased, or otherwise marketed.

We estimate that we have no significant residual value related to our intangible assets. No material impairments of intangible assets were identified during any of the periods presented.

The components of intangible assets acquired during the periods presented were as follows:

(In millions)	Amount	Weighted Average Life	Amount	Weighted Average Life

Year Ended June 30,	2013		2012

Technology-based	$539	4 years	$1,548	7 years
Marketing-related	39	7 years	1,249	15 years
Contract-based	0		115	7 years
Customer-related	89	6 years	114	5 years

Total	$667	5 years	$3,026	10 years

Intangible assets amortization expense was $739 million, $558 million, and $537 million for fiscal years 2013, 2012, and 2011, respectively. Amortization of capitalized software was $210 million, $117 million, and $114 million for fiscal years 2013, 2012, and 2011, respectively.

The following table outlines the estimated future amortization expense related to intangible assets held at June 30, 2013:

(In millions)

Year Ending June 30,

2014	$645
2015	454
2016	382
2017	281
2018	242
Thereafter	1,079

Total	$3,083

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NOTE 12 — DEBT

As of June 30, 2013, the total carrying value and estimated fair value of our long-term debt, including the current portion, were $15.6 billion and $15.8 billion, respectively. This is compared to a carrying value and estimated fair value of $11.9 billion and $13.2 billion, respectively, as of June 30, 2012. These estimated fair values are based on Level 2 inputs.

The components of our long-term debt, including the current portion, and the associated interest rates were as follows as of June 30, 2013 and 2012:

Due Date	Face Value June 30, 2013	Face Value June 30, 2012	Stated Interest Rate	Effective Interest Rate

	(In millions)

Notes

September 27, 2013	$1,000	$1,000	0.875%	1.000%
June 1, 2014	2,000	2,000	2.950%	3.049%
September 25, 2015	1,750	1,750	1.625%	1.795%
February 8, 2016	750	750	2.500%	2.642%
November 15, 2017 (a)	600	*	0.875%	1.084%
May 1, 2018 (b)	450	*	1.000%	1.106%
June 1, 2019	1,000	1,000	4.200%	4.379%
October 1, 2020	1,000	1,000	3.000%	3.137%
February 8, 2021	500	500	4.000%	4.082%
November 15, 2022 (a)	750	*	2.125%	2.239%
May 1, 2023 (b)	1,000	*	2.375%	2.465%
May 2, 2033 (c)	715	*	2.625%	2.690%
June 1, 2039	750	750	5.200%	5.240%
October 1, 2040	1,000	1,000	4.500%	4.567%
February 8, 2041	1,000	1,000	5.300%	5.361%
November 15, 2042 (a)	900	*	3.500%	3.571%
May 1, 2043 (b)	500	*	3.750%	3.829%

Total	15,665	10,750

Convertible Debt

June 15, 2013	0	1,250	0.000%	1.849%

Total	$15,665	$12,000

(a)	In November 2012, we issued $2.25 billion of debt securities.
(b)	In April 2013, we issued $1.95 billion of debt securities.
(c)	In April 2013, we issued €550 million of debt securities.
*	Not applicable.

As of June 30, 2013 and 2012, the aggregate unamortized discount for our long-term debt, including the current portion, was $65 million and $56 million, respectively.

Notes

The Notes are senior unsecured obligations and rank equally with our other unsecured and unsubordinated debt outstanding.

Convertible Debt

In June 2013, we paid cash of $1.25 billion for the principal amount of our zero coupon convertible unsecured debt and elected to deliver cash for the $96 million excess obligation resulting from the conversion of the notes. Each $1,000 principal amount of notes was convertible into 30.68 shares of Microsoft common stock at a conversion price

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of $32.59 per share. As of June 30, 2012, the net carrying amount of the convertible debt and the unamortized discount were $1.2 billion and $19 million, respectively.

In connection with the issuance of the notes in 2010, we entered into capped call transactions with certain option counterparties with a strike price equal to the conversion price of the notes. Upon conversion of the notes in June 2013, we exercised the capped calls. The bulk of the capped calls were physically settled by acquiring 29 million shares of our own common stock for $938 million. The remaining capped calls were net cash settled for $24 million.

Debt Service

Maturities of our long-term debt for each of the next five years and thereafter are as follows:

(In millions)

Year Ending June 30,

2014	$3,000
2015	0
2016	2,500
2017	0
2018	1,050
Thereafter	9,115

Total	$15,665

Interest on the notes is paid semi-annually, except for the euro-denominated debt securities on which interest is paid annually. Cash paid for interest on our debt for fiscal years 2013, 2012, and 2011 was $371 million, $344 million, and $197 million, respectively.

Credit Facility

In June 2013, we established a commercial paper program for the issuance and sale of up to $1.3 billion in commercial paper. As of June 30, 2013, we have not issued any commercial paper under this program.

In June 2013, we entered into a $1.3 billion credit facility, which will serve as a back-up for our commercial paper program. As of June 30, 2013, we were in compliance with the only financial covenant in the credit agreement, which requires us to maintain a coverage ratio of at least three times earnings before interest, taxes, depreciation, and amortization to interest expense, as defined in the credit agreement. The credit facility expires on June 24, 2018. No amounts were drawn against the credit facility since its inception.

NOTE 13 — INCOME TAXES

The components of the provision for income taxes were as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

Current Taxes

U.S. federal	$3,131	$2,235	$3,108
U.S. state and local	332	153	209
International	1,745	1,947	1,602

Current taxes	5,208	4,335	4,919

Deferred Taxes

Deferred taxes	(19)	954	2

Provision for income taxes	$5,189	$5,289	$4,921

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U.S. and international components of income before income taxes were as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

U.S.	$6,674	$1,600	$8,862
International	20,378	20,667	19,209

Income before income taxes	$27,052	$22,267	$28,071

The items accounting for the difference between income taxes computed at the U.S. federal statutory rate and our effective rate were as follows:

	2013	2012	2011

Year Ended June 30,

Federal statutory rate	35.0%	35.0%	35.0%
Effect of:
Foreign earnings taxed at lower rates	(17.5)%	(21.1)%	(15.6)%
Goodwill impairment	0%	9.7%	0%
I.R.S. settlement	0%	0%	(1.7)%
Other reconciling items, net	1.7%	0.2%	(0.2)%

Effective rate	19.2%	23.8%	17.5%

The reduction from the federal statutory rate from foreign earnings taxed at lower rates results from producing and distributing our products and services through our foreign regional operations centers in Ireland, Singapore, and Puerto Rico. Our foreign earnings, which are taxed at rates lower than the U.S. rate and are generated from our regional operating centers, were 79%, 79%, and 78% of our international income before tax in fiscal years 2013, 2012, and 2011, respectively. In general, other reconciling items consist of interest, U.S. state income taxes, domestic production deductions, and credits. In fiscal years 2013, 2012, and 2011, there were no individually significant other reconciling items. The I.R.S. settlement is discussed below.

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The components of the deferred income tax assets and liabilities were as follows:

(In millions)

June 30,	2013	2012

Deferred Income Tax Assets

Stock-based compensation expense	$888	$882
Other expense items	917	965
Unearned revenue	445	571
Impaired investments	246	152
Loss carryforwards	715	532
Other revenue items	55	79

Deferred income tax assets	$3,266	$3,181
Less valuation allowance	(579)	(453)

Deferred income tax assets, net of valuation allowance	$2,687	$2,728

Deferred Income Tax Liabilities

International earnings	$(1,146)	$(1,072)
Unrealized gain on investments	(1,012)	(830)
Depreciation and amortization	(604)	(670)
Other	(2)	(14)

Deferred income tax liabilities	$(2,764)	$(2,586)

Net deferred income tax assets (liabilities)	$(77)	$142

Reported As

Current deferred income tax assets	$1,632	$2,035
Long-term deferred income tax liabilities	(1,709)	(1,893)

Net deferred income tax assets (liabilities)	$(77)	$142

As of June 30, 2013, we had net operating loss carryforwards of $2.7 billion, including $2.2 billion of foreign net operating loss carryforwards acquired through our acquisition of Skype. The valuation allowance disclosed in the table above relates to the foreign net operating loss carryforwards that may not be realized.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when the taxes are actually paid or recovered.

As of June 30, 2013, we have not provided deferred U.S. income taxes or foreign withholding taxes on temporary differences of approximately $76.4 billion resulting from earnings for certain non-U.S. subsidiaries which are permanently reinvested outside the U.S. The unrecognized deferred tax liability associated with these temporary differences was approximately $24.4 billion at June 30, 2013.

Income taxes paid were $3.9 billion, $3.5 billion, and $5.3 billion in fiscal years 2013, 2012, and 2011, respectively.

Uncertain Tax Positions

As of June 30, 2013, we had $8.6 billion of unrecognized tax benefits of which $6.5 billion, if recognized, would affect our effective tax rate. As of June 30, 2012, we had $7.2 billion of unrecognized tax benefits of which $6.2 billion, if recognized, would have affected our effective tax rate.

Interest on unrecognized tax benefits was $400 million, $154 million, and $38 million in fiscal years 2013, 2012, and 2011, respectively. As of June 30, 2013, 2012, and 2011, we had accrued interest related to uncertain tax positions of $1.3 billion, $939 million, and $785 million, respectively, net of federal income tax benefits.

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The aggregate changes in the balance of unrecognized tax benefits were as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

Balance, beginning of year	$7,202	$6,935	$6,542
Decreases related to settlements	(30)	(16)	(632)
Increases for tax positions related to the current year	612	481	739
Increases for tax positions related to prior years	931	118	405
Decreases for tax positions related to prior years	(65)	(292)	(119)
Decreases due to lapsed statutes of limitations	(2)	(24)	0

Balance, end of year	$8,648	$7,202	$6,935

During the third quarter of fiscal year 2011, we reached a settlement of a portion of an I.R.S. audit of tax years 2004 to 2006, which reduced our income tax expense by $461 million. While we settled a portion of the I.R.S. audit, we remain under audit for these years. In February 2012, the I.R.S. withdrew its 2011 Revenue Agents Report and reopened the audit phase of the examination. As of June 30, 2013, the primary unresolved issue relates to transfer pricing, which could have a significant impact on our financial statements if not resolved favorably. We believe our allowances for tax contingencies are appropriate. We do not believe it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months, because we do not believe the remaining open issues will be resolved within the next 12 months. We also continue to be subject to examination by the I.R.S. for tax years 2007 to 2012.

We are subject to income tax in many jurisdictions outside the U.S. Our operations in certain jurisdictions remain subject to examination for tax years 1996 to 2012, some of which are currently under audit by local tax authorities. The resolutions of these audits are not expected to be material to our financial statements.

NOTE 14 — UNEARNED REVENUE

Unearned revenue by segment was as follows, with segments with significant balances shown separately:

(In millions)

June 30,	2013	2012

Commercial Licensing	$18,460	$16,818
Commercial Other	2,272	1,529
Rest of the segments	1,667	1,712

Total	$22,399	$20,059

NOTE 15 — OTHER LONG-TERM LIABILITIES

(In millions)

June 30,	2013	2012

Tax contingencies and other tax liabilities	$9,548	$7,634
Legal contingencies	162	220
Other	290	354

Total	$10,000	$8,208

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NOTE 16 — COMMITMENTS AND GUARANTEES

Construction and Operating Leases

We have committed $694 million for constructing new buildings, building improvements, and leasehold improvements as of June 30, 2013.

We have operating leases for most U.S. and international sales and support offices and certain equipment. Rental expense for facilities operating leases was $711 million, $639 million, and $525 million, in fiscal years 2013, 2012, and 2011, respectively. Future minimum rental commitments under non-cancellable facilities operating leases in place as of June 30, 2013 are as follows:

(In millions)

Year Ending June 30,

2014	$572
2015	451
2016	349
2017	281
2018	204
Thereafter	605

Total	$2,462

Indemnifications

We provide indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising from the use of our products and certain other matters. We evaluate estimated losses for these indemnifications, and we consider such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, we have not encountered significant costs as a result of these obligations and have not accrued any liabilities related to these indemnifications in our financial statements.

NOTE 17 — CONTINGENCIES

Antitrust, Unfair Competition, and Overcharge Class Actions

A large number of antitrust and unfair competition class action lawsuits were filed against us in various state, federal, and Canadian courts on behalf of various classes of direct and indirect purchasers of our PC operating system and certain other software products between 1999 and 2005. We obtained dismissals or reached settlements of all claims made in the United States.

All settlements in the United States have received final court approval. Under the settlements, generally class members can obtain vouchers that entitle them to be reimbursed for purchases of a wide variety of platform-neutral computer hardware and software. The total value of vouchers we may issue varies by state. We will make available to certain schools a percentage of those vouchers that are not issued or claimed (one-half to two-thirds depending on the state). The total value of vouchers we ultimately issue will depend on the number of class members who make claims and are issued vouchers. The maximum value of vouchers to be issued is approximately $2.7 billion. The actual costs of these settlements will be less than that maximum amount, depending on the number of class members and schools that are issued and redeem vouchers. We estimate the total cost to resolve all of the state overcharge class action cases will range between $1.9 billion and $2.0 billion. At June 30, 2013, we have recorded a liability related to these claims of approximately $500 million, which reflects our estimated exposure of $1.9 billion less payments made to date of approximately $1.4 billion mostly for vouchers, legal fees, and administrative expenses.

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The three cases pending in British Columbia, Ontario, and Quebec, Canada have not been settled. In March 2010, the court in the British Columbia case certified it as a class action. In April 2011, the British Columbia Court of Appeal reversed the class certification ruling and dismissed the case, holding that indirect purchasers do not have a claim. The plaintiffs have filed an appeal to the Canadian Supreme Court, which was heard in the fall of 2012. The other two actions have been stayed.

Other Antitrust Litigation and Claims

In November 2004, Novell, Inc. (“Novell”) filed a complaint in U.S. District Court for the District of Utah (later transferred to federal court in Maryland), asserting antitrust and unfair competition claims against us related to Novell’s ownership of WordPerfect and other productivity applications during the period between June 1994 and March 1996. In June 2005, the trial court granted our motion to dismiss four of Novell’s six claims. In March 2010, the trial court granted summary judgment in favor of Microsoft as to all remaining claims. The court of appeals reversed that ruling as to one claim. Trial of that claim took place from October to December 2011 and resulted in a mistrial because the jury was unable to reach a verdict. In July 2012, the trial court granted Microsoft’s motion for judgment as a matter of law. Novell has appealed this decision to the U.S. Court of Appeals for the Tenth Circuit, which heard oral arguments in May 2013.

Patent and Intellectual Property Claims

Motorola Litigation

In October 2010, Microsoft filed patent infringement complaints against Motorola Mobility (“Motorola”) with the International Trade Commission (“ITC”) and in U.S. District Court in Seattle for infringement of nine Microsoft patents by Motorola’s Android devices. Since then, Microsoft and Motorola have filed additional claims against each other in the ITC, in federal district courts in Seattle, Wisconsin, Florida, and California, and in courts in Germany and the United Kingdom. In April 2012, following complaints by Microsoft and Apple, the European Union’s competition office opened two antitrust investigations against Motorola to determine whether it has abused certain of its standard essential patents to distort competition in breach of European Union antitrust rules. In June 2012, we received a request for information from the U.S. Federal Trade Commission (“FTC”) apparently related to an FTC investigation into whether Motorola’s conduct violates U.S. law. The nature of the claims asserted and status of individual matters are summarized below.

International Trade Commission

The hearing in Microsoft’s ITC case against Motorola took place in August 2011 on seven of the nine patents originally asserted in the complaint. In December 2011, the administrative law judge (“ALJ”) issued an initial determination that Motorola infringed one Microsoft patent, and recommended that the ITC issue a limited exclusion order against Motorola prohibiting importation of infringing Motorola Android devices. In May 2012, the ITC issued the limited exclusion order recommended by the ALJ, which became effective on July 18, 2012. Microsoft has appealed certain aspects of the ITC ruling adverse to Microsoft and Motorola has appealed the ITC exclusion order to the Court of Appeals for the Federal Circuit. In addition, in July 2013, Microsoft filed an action in U.S. district court in Washington, D.C. seeking an order to compel enforcement of the ITC’s May 2012 import ban against infringing Motorola products by the Bureau of Customs and Border Protection (“CBP”), after learning that CBP had failed to fully enforce the order.

In November 2010, Motorola filed an action against Microsoft in the ITC alleging infringement of five Motorola patents by Xbox consoles and accessories and seeking an exclusion order to prohibit importation of the allegedly infringing Xbox products into the U.S. In April 2012, the ALJ found that Xbox products infringe four of the five patents asserted by Motorola. The ALJ recommended that the ITC issue a limited exclusion order and a cease and desist order. Both Microsoft and Motorola sought ITC review of the ALJ’s findings. In June 2012, Microsoft filed a motion to terminate the investigation as to certain patents based on facts arising as the result of Google’s acquisition of Motorola. The ITC determined that it would review the ALJ’s initial determination in its entirety and remanded the

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matter to the ALJ (1) to apply certain ITC case precedent, (2) to rule on Microsoft’s June 2012 motion to terminate, and (3) set a new target date for completion of the investigation. The ALJ held a hearing in December 2012 and set a target date for a final ITC ruling in July 2013. At Motorola’s request, the ITC terminated its investigation as to four Motorola patents, leaving only one Motorola patent at issue before the ITC. In March 2013, the ALJ ruled that there has been no violation as to the remaining Motorola patent. Motorola sought ITC review of the ALJ’s determination, which the ITC denied in May 2013.

U.S. District Court

The Seattle District Court case filed in October 2010 by Microsoft as a companion to Microsoft’s ITC case against Motorola has been stayed pending the outcome of Microsoft’s ITC case.

In November 2010, Microsoft sued Motorola for breach of contract in U.S. District Court in Seattle, alleging that Motorola breached its commitments to standards-setting organizations to license to Microsoft certain patents on reasonable and non-discriminatory (“RAND”) terms and conditions. Motorola has declared these patents essential to the implementation of the H.264 video standard and the 802.11 Wi-Fi standard. In suits described below, Motorola or a Motorola affiliate subsequently sued Microsoft on those patents in U.S. District Courts, in the ITC, and in Germany. In February 2012, the Seattle District Court granted a partial summary judgment in favor of Microsoft ruling that (1) Motorola entered into binding contractual commitments with standards organizations committing to license its declared-essential patents on RAND terms and conditions; and (2) Microsoft is a third-party beneficiary of those commitments. The court rejected Motorola’s argument that Microsoft had repudiated its right to a RAND license, and ruled a trial is needed to determine whether Motorola is in breach of its obligation to enter into a patent license with Microsoft and, if so, the amount of the RAND royalty. In April 2012, the court issued a temporary restraining order preventing Motorola from taking steps to enforce an injunction in Germany relating to the H.264 video patents. In May 2012, the court converted that order into a preliminary injunction. Motorola appealed the court’s injunction orders to the Court of Appeals for the Ninth Circuit, which affirmed the orders in September 2012. The Seattle District Court held a trial in November 2012 to determine the RAND royalty for Motorola’s H.264 and 802.11 patents. In December 2012, the Seattle District Court ruled that Motorola could not obtain injunctive relief in connection with any of its claims for infringement of its H.264 and 802.11 patents. In April 2013, the court set per unit royalties for Motorola’s H.264 and 802.11 patents, which resulted in an immaterial Microsoft liability. Trial of Microsoft’s breach of contract claim is set for August 26, 2013.

Cases filed by Motorola in Wisconsin, California, and Florida, with the exception of one currently stayed case in Wisconsin (a companion case to Motorola’s ITC action), have been transferred to the U.S District Court in Seattle. Motorola and Microsoft both seek damages as well as injunctive relief. No trial dates have been set in any of the transferred cases, and the court has stayed these cases on agreement of the parties.

•

In the transferred cases, Motorola asserts 15 patents are infringed by many Microsoft products including Windows Mobile 6.5 and Windows Phone 7, Windows Marketplace, Silverlight, Windows Vista and Windows 7, Exchange Server 2003 and later, Exchange ActiveSync, Windows Live Messenger, Lync Server 2010, Outlook 2010, Office 365, SQL Server, Internet Explorer 9, Xbox, and Kinect.

•

In the Motorola action originally filed in California, Motorola asserts that Microsoft violated antitrust laws in connection with Microsoft’s assertion of patents against Motorola that Microsoft has agreed to license to certain qualifying entities on RAND terms and conditions.

•	In counterclaims in the patent actions brought by Motorola, Microsoft asserts 14 patents are infringed by Motorola Android devices and certain Motorola digital video recorders.

Germany

In July 2011, Motorola filed patent infringement actions in Germany against Microsoft and several Microsoft subsidiaries.

•

Two of the patents are asserted by Motorola to be essential to implementation of the H.264 video standard, and Motorola alleges that H.264 capable products including Xbox 360, Windows 7, Media Player, and

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Internet Explorer infringe those patents. Motorola seeks damages and an injunction. In May 2012, the court issued an injunction relating to all H.264 capable Microsoft products in Germany. However, due to orders in the separate litigation pending in Seattle, Washington described above, Motorola is enjoined from taking steps to enforce the German injunction. Damages would be determined in later proceedings. Microsoft has appealed the rulings of the first instance court.

•

Motorola asserts one of the patents covers certain syncing functionality in the ActiveSync protocol employed by Windows Phone 7, Outlook Mobile, Hotmail Mobile, Exchange Online, Exchange Server, and Hotmail Server. Motorola seeks damages and an injunction. In April 2013, the court stayed the case pending the outcome of parallel proceedings in which Microsoft is seeking to invalidate the patent.

•	Should an injunction order be issued and enforced by Motorola, Microsoft may be able to mitigate the adverse impact by altering its products to avoid Motorola’s infringement claims.

In lawsuits Microsoft filed in Germany in September, October, and December 2011 and in April 2012, Microsoft asserts Motorola Android devices infringe Microsoft patents. Microsoft seeks damages and an injunction. In May, July, and September 2012, courts in Germany issued injunctions on three patents against Motorola Android devices and in May and July ruled against Microsoft on two patents. Microsoft is taking steps to enforce the injunctions. Damages will be determined in later proceedings. Each party has appealed or is expected to appeal the rulings against it. Motorola is also seeking to invalidate Microsoft’s patents in parallel court proceedings.

United Kingdom

In December 2011, Microsoft filed an action against Motorola in the High Court of Justice, Chancery Division, Patents Court, in London, England, seeking to revoke the UK part of the European patent asserted by Motorola in Germany against the ActiveSync protocol. In February 2012, Motorola counterclaimed alleging infringement of the patent and seeking damages and an injunction. A trial took place in December 2012, and the court ruled that Motorola’s patent is invalid and revoked. The court also ruled that the patent, even if valid, would be licensed under the grant-back clause in Google’s ActiveSync license. Motorola has appealed.

Other Patent and Intellectual Property Claims

In addition to these cases, there are approximately 65 other patent infringement cases pending against Microsoft.

Other

We also are subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business. Although management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on our financial statements, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

As of June 30, 2013, we had accrued aggregate liabilities of $412 million in other current liabilities and $162 million in other long-term liabilities for all of our legal matters that were contingencies as of that date. While we intend to defend these matters vigorously, adverse outcomes that we estimate could reach approximately $400 million in aggregate beyond recorded amounts are reasonably possible. Were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact on our financial statements for the period in which the effects become reasonably estimable.

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NOTE 18 — STOCKHOLDERS’ EQUITY

Shares Outstanding

Shares of common stock outstanding were as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

Balance, beginning of year	8,381	8,376	8,668
Issued	105	147	155
Repurchased	(158)	(142)	(447)

Balance, end of year	8,328	8,381	8,376

Share Repurchases

On September 22, 2008, we announced that our Board of Directors approved a share repurchase program authorizing up to $40.0 billion in share repurchases with an expiration date of September 30, 2013. As of June 30, 2013, approximately $3.6 billion of the approved repurchase amount remained. The repurchase program may be suspended or discontinued at any time without prior notice.

We repurchased the following shares of common stock under the above-described repurchase plan using cash resources:

(In millions)	Shares	Amount	Shares	Amount	Shares	Amount

Year Ended June 30,		2013		2012		2011

First quarter	33	$1,000	38	$1,000	163	$4,000
Second quarter	58	1,607	39	1,000	188	5,000
Third quarter	36	1,000	31	1,000	30	827
Fourth quarter	31	1,000	34	1,000	66	1,631

Total	158	$4,607	142	$4,000	447	$11,458

Dividends

In fiscal year 2013, our Board of Directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount	Payment Date

			(In millions)

September 18, 2012	$0.23	November 15, 2012	$1,933	December 13, 2012
November 28, 2012	$0.23	February 21, 2013	$1,925	March 14, 2013
March 11, 2013	$0.23	May 16, 2013	$1,921	June 13, 2013
June 12, 2013	$0.23	August 15, 2013	$1,916	September 12, 2013

The dividend declared on June 12, 2013 will be paid after the filing date of the 2013 Form 10-K and was included in other current liabilities as of June 30, 2013.

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In fiscal year 2012, our Board of Directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount	Payment Date

			(In millions)

September 20, 2011	$0.20	November 17, 2011	$1,683	December 8, 2011
December 14, 2011	$0.20	February 16, 2012	$1,683	March 8, 2012
March 13, 2012	$0.20	May 17, 2012	$1,678	June 14, 2012
June 13, 2012	$0.20	August 16, 2012	$1,676	September 13, 2012

The dividend declared on June 13, 2012 was included in other current liabilities as of June 30, 2012.

NOTE 19 — ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table summarizes the changes in accumulated other comprehensive income by component:

(In millions)

Year Ended June 30,	2013	2012	2011

Derivatives

Accumulated other comprehensive income (loss) balance, beginning of period	$92	$(163)	$464
Unrealized gains (losses), net of tax effects of $54, $127 and $(340)	101	236	(632)

Reclassification adjustments for losses (gains) included in revenue	(195)	29	7
Tax expense (benefit) included in provision for income taxes	68	(10)	(2)

Amounts reclassified from accumulated other comprehensive income	(127)	19	5

Net current period other comprehensive income (loss)	(26)	255	(627)

Accumulated other comprehensive income (loss) balance, end of period	$66	$92	$(163)

Investments

Accumulated other comprehensive income balance, beginning of period	$1,431	$1,821	$767
Unrealized gains (losses), net of tax effects of $244, $(93) and $726	453	(172)	1,349

Reclassification adjustments for gains included in other income (expense)	(139)	(335)	(454)
Tax expense included in provision for income taxes	49	117	159

Amounts reclassified from accumulated other comprehensive income	(90)	(218)	(295)

Net current period other comprehensive income (loss)	363	(390)	1,054

Accumulated other comprehensive income balance, end of period	$1,794	$1,431	$1,821

Translation Adjustments and Other

Accumulated other comprehensive income (loss) balance, beginning of period	$(101)	$205	$(176)
Translation adjustments and other, net of tax effects of $(8), $(165) and $205	(16)	(306)	381

Accumulated other comprehensive income (loss) balance, end of period	$(117)	$(101)	$205

Accumulated other comprehensive income, end of period	$1,743	$1,422	$1,863

NOTE 20 — EMPLOYEE STOCK AND SAVINGS PLANS

We grant stock-based compensation to directors and employees. At June 30, 2013, an aggregate of 425 million shares were authorized for future grant under our stock plans, covering stock options, stock awards, and leadership stock awards. Awards that expire or are canceled without delivery of shares generally become available for issuance under the plans. We issue new shares of Microsoft common stock to satisfy exercises and vesting of awards granted under all of our stock plans.

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Stock-based compensation expense and related income tax benefits were as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

Stock-based compensation expense	$2,406	$2,244	$2,166
Income tax benefits related to stock-based compensation	$842	$785	$758

Stock Plans (Excluding Stock Options)

Stock awards

Stock awards (“SAs”) are grants that entitle the holder to shares of Microsoft common stock as the award vests. SAs generally vest over a five-year period.

Leadership stock awards

Leadership stock awards (“LSAs”) are a form of SAs in which the number of shares ultimately received depends on our business performance against specified performance metrics. LSAs replaced shared performance stock awards (“SPSA”) in fiscal year 2013. Shares previously issued under the SPSA program will continue to vest ratably under their original term, generally with a three-year remaining service period.

A base number of LSAs are granted in each fiscal year, which represents the performance period for the awards. Following the end of the performance period, the number of shares can be increased by 25% if certain performance metrics are met. One quarter of the awarded shares will vest one year after the grant date. The remaining shares will vest semi-annually during the following three years.

Executive incentive plan

Under the Executive Incentive Plan (“EIP”), the Compensation Committee awards performance-based compensation comprising both cash and SAs to executive officers and certain senior executives. For executive officers, their awards are based on an aggregate incentive pool equal to a percentage of consolidated operating income. For fiscal years 2013, 2012, and 2011, the pool was 0.35%, 0.3%, and 0.25% of operating income, respectively. The SAs vest ratably in August of each of the four years following the grant date. The final cash awards will be determined after each performance period based on individual and business performance.

Activity for all stock plans

The fair value of each award was estimated on the date of grant using the following assumptions:

Year Ended June 30,	2013	2012	2011

Dividends per share (quarterly amounts)	$0.20 - $ 0.23	$0.16 - $ 0.20	$0.13 - $ 0.16
Interest rates range	0.6% - 1.1%	0.7% - 1.7%	1.1% - 2.4%

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Item 8

During fiscal year 2013, the following activity occurred under our stock plans:

	Shares	Weighted Average Grant-Date Fair Value

	(In millions)

Stock Awards

Nonvested balance, beginning of year	281	$23.91
Granted	104	$28.37
Vested	(90)	$24.49
Forfeited	(22)	$25.10

Nonvested balance, end of year	273	$25.50

As of June 30, 2013, there was approximately $5.0 billion of total unrecognized compensation costs related to stock awards. These costs are expected to be recognized over a weighted average period of 3 years.

During fiscal year 2012 and 2011, the following activity occurred under our stock plans:

(In millions, except fair values)	2012	2011

Stock Awards

Awards granted	110	132
Weighted average grant-date fair value	$24.60	$22.22

Total vest-date fair value of stock awards vested was $2.8 billion, $2.4 billion, and $1.8 billion, for fiscal years 2013, 2012, and 2011, respectively.

Stock Options

Currently, we grant stock options primarily in conjunction with business acquisitions. We granted two million, six million, and zero stock options in conjunction with business acquisitions during fiscal years 2013, 2012, and 2011, respectively.

Employee stock options activity during 2013 was as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

	(In millions)		(Years)	(In millions)

Balance, July 1, 2012	22	$18.69
Granted	2	$2.08
Exercised	(19)	$19.26
Canceled	(1)	$14.71

Balance, June 30, 2013	4	$6.88	6.74	$98
Exercisable, June 30, 2013	2	$8.47	5.79	$50

As of June 30, 2013, approximately four million options that were granted in conjunction with business acquisitions were outstanding. These options have an exercise price range of $0.01 to $29.24 and a weighted average exercise price of $7.33.

PART II

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During the periods reported, the following stock option exercise activity occurred:

(In millions)

	2013	2012	2011

Total intrinsic value of stock options exercised	$197	$456	$222
Cash received from stock option exercises	$382	$1,410	$1,954
Tax benefit realized from stock option exercises	$69	$160	$77

Employee Stock Purchase Plan

We have an employee stock purchase plan (the “Plan”) for all eligible employees. Shares of our common stock may be purchased by employees at three-month intervals at 90% of the fair market value on the last trading day of each three-month period. Employees may purchase shares having a value not exceeding 15% of their gross compensation during an offering period. Employees purchased the following shares during the periods presented:

(Shares in millions)

Year Ended June 30,	2013	2012	2011

Shares purchased	20	20	20
Average price per share	$26.81	$25.03	$22.98

At June 30, 2013, 191 million shares of our common stock were reserved for future issuance through the Plan.

Savings Plan

We have a savings plan in the U.S. that qualifies under Section 401(k) of the Internal Revenue Code, and a number of savings plans in international locations. Participating U.S. employees may contribute up to 75% of their salary, but not more than statutory limits. We contribute fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant’s earnings. Matching contributions for all plans were $393 million, $373 million, and $282 million in fiscal years 2013, 2012, and 2011, respectively, and were expensed as contributed. Matching contributions are invested proportionate to each participant’s voluntary contributions in the investment options provided under the plan. Investment options in the U.S. plan include Microsoft common stock, but neither participant nor our matching contributions are required to be invested in Microsoft common stock.

NOTE 21 — SEGMENT INFORMATION AND GEOGRAPHIC DATA

In its operation of the business, management, including our chief operating decision maker, the company’s Chief Executive Officer, reviews certain financial information, including segmented internal profit and loss statements prepared on a basis not consistent with U.S. GAAP. The segment information within this note is reported on that basis.

During the first quarter of fiscal year 2014, we changed our organizational structure as part of our transformation to a devices and services company. As a result of these changes, information that our chief operating decision maker regularly reviews for purposes of allocating resources and assessing performance changed. Therefore, beginning in fiscal year 2014, we are reporting our financial performance based on our new segments; Devices and Consumer (“D&C”) Licensing, D&C Hardware, D&C Other, Commercial Licensing, and Commercial Other. We have recast certain prior period amounts to conform to the way we internally manage and monitor segment performance during fiscal year 2014. Our reportable segments are described below.

PART II

Item 8

Devices and Consumer

Our D&C segments develop and market products and services designed to entertain and connect people, increase personal productivity, help people simplify tasks and make more informed decisions online, and help advertisers connect with audiences. Our D&C segments are:

•

D&C Licensing, comprising:    Windows, including all original equipment manufacturer (“OEM”) licensing (“Windows OEM”) and other non-volume licensing and academic volume licensing of the Windows operating system and related software (collectively, “Consumer Windows”); non-volume licensing of Microsoft Office, comprising the core Office product set, for consumers (“Consumer Office”); Windows Phone, including related patent licensing; and certain other patent licensing revenue;

•

D&C Hardware, comprising:    the Xbox 360 gaming and entertainment console and accessories, second-party and third-party video games, and Xbox LIVE subscriptions (“Xbox Platform”); Surface; and Microsoft PC accessories; and

•

D&C Other, comprising:    Resale, including Windows Store, Xbox LIVE transactions, and the Windows Phone Store; search advertising; display advertising; Subscription, comprising Office 365 Home Premium; Studios, comprising first-party video games; our retail stores; and certain other consumer products and services not included in the categories above.

Commercial

Our Commercial segments develop and market software and services designed to increase individual, team, and organization productivity and efficiency, and to simplify everyday tasks through seamless operations across the user’s hardware and software. Our Commercial segments are:

•

Commercial Licensing, comprising:    server products, including Windows Server, Microsoft SQL Server, Visual Studio, and System Center; Windows Embedded; volume licensing of the Windows operating system, excluding academic (“Commercial Windows”); Microsoft Office for business, including Office, Exchange, SharePoint, and Lync (“Commercial Office”); Client Access Licenses, which provide access rights to certain server products (“CAL”); Microsoft Dynamics business solutions, excluding Dynamics CRM Online; and Skype; and

•

Commercial Other, comprising:    Enterprise Services, including Premier product support services and Microsoft Consulting Services; Cloud Services, comprising Ofiice 365, excluding Office 365 Home Premium (“Commercial Office 365”), other Microsoft Office online offerings, Dynamics CRM Online, and Windows Azure; and certain other commercial products and online services not included in the categories above.

Revenue and cost of revenue are generally directly attributed to our segments. Certain revenue contracts are allocated among the segments based on the relative value of the underlying products and services. Cost of revenue is directly charged to the D&C Hardware segment. For the remaining segments, cost of revenue is directly charged in most cases and allocated in certain cases, generally using a relative revenue methodology.

We do not allocate operating expenses to our segments. Rather, we allocate them to our two segment groups, Devices and Consumer and Commercial. Due to the integrated structure of our business, allocations of expenses are made in certain cases to incent cross-collaboration among our segment groups so that a segment group is not solely burdened by the cost of a mutually beneficial activity as we seek to deliver seamless experiences across devices, whether on premise or in the cloud.

Operating expenses are attributed to our segment groups as follows:

•	Sales and marketing expenses are primarily recorded directly to each segment group based on identified customer segment.

•

Research and development expenses are primarily shared across the segment groups based on relative gross margin but are mapped directly in certain cases where the value of the expense only accrues to that segment group.

•	General and administrative expenses are primarily allocated based on relative gross margin.

PART II

Item 8

Certain corporate-level activity is not allocated to our segment groups, including costs of: legal, including expenses, settlements, and fines; information technology; human resources; finance; and excise taxes.

Segment revenue and gross margin were as follows during the periods presented:

(In millions)

Year Ended June 30,		2013	2012	2011

Revenue

Devices and Consumer	Licensing	$19,021	$19,495	$19,422
	Hardware	6,461	6,740	6,941
	Other	6,618	6,203	5,846

	Total Devices and Consumer	$32,100	$32,438	$32,209
Commercial	Licensing	$39,686	$37,126	$33,607
	Other	5,660	4,644	3,747

	Total Commercial	$45,346	$41,770	$37,354
Corporate and Other		403	(485)	380

Total revenue		$77,849	$73,723	$69,943

(In millions)

Year Ended June 30,		2013	2012	2011

Gross margin

Devices and Consumer	Licensing	$17,044	$17,240	$17,581
	Hardware	956	2,495	2,325
	Other	2,046	1,998	2,142

	Total Devices and Consumer	$20,046	$21,733	$22,048
Commercial	Licensing	$36,261	$34,463	$31,478
	Other	921	579	613

	Total Commercial	$37,182	$35,042	$32,091
Corporate and Other		372	(582)	227

Total gross margin		$57,600	$56,193	$54,366

Following is operating expenses by segment group. As discussed above, we do not allocate operating expenses below cost of revenue to our segments.

(In millions)

Year Ended June 30,	2013	2012	2011

Devices and Consumer	$10,625	$15,682	$9,466
Commercial	16,050	15,064	14,396
Corporate and Other	4,161	3,684	3,343

Total operating expenses	$30,836	$34,430	$27,205

Following is operating income by segment group.

(In millions)

Year Ended June 30,	2013	2012	2011

Devices and Consumer	$9,421	$6,051	$12,582
Commercial	21,132	19,978	17,695
Corporate and Other	(3,789)	(4,266)	(3,116)

Total operating income	$26,764	$21,763	$27,161

PART II

Item 8

Corporate and Other operating income includes adjustments to conform our internal accounting policies to U.S. GAAP and corporate-level activity not specifically attributed to a segment. Significant internal accounting policies that differ from U.S. GAAP relate to revenue recognition, income statement classification, and depreciation.

Corporate and Other activity was as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

Corporate (a)	$(4,236)	$(3,671)	$(3,361)
Other (adjustments to U.S. GAAP):
Revenue reconciling amounts (b)	403	(485)	380
Cost of revenue reconciling amounts	(31)	(97)	(153)
Operating expenses reconciling amounts	75	(13)	18

Total Corporate and Other	$(3,789)	$(4,266)	$(3,116)

(a)	Corporate is presented on the basis of our internal accounting policies and excludes the adjustments to U.S. GAAP that are presented separately in those line items.
(b)	Revenue reconciling amounts for fiscal year 2012 and 2013 included the deferral and subsequent recognition, respectively, of $540 million of revenue related to the Windows Upgrade Offer.

No sales to an individual customer or country other than the United States accounted for more than 10% of fiscal year 2013, 2012, or 2011 revenue. Revenue, classified by the major geographic areas in which our customers are located, was as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

United States (a)	$41,344	$38,846	$38,008
Other countries	36,505	34,877	31,935

Total	$77,849	$73,723	$69,943

(a)	Includes billings to OEMs and certain multinational organizations because of the nature of these businesses and the impracticability of determining the geographic source of the revenue.

Revenue from external customers, classified by significant product and service offerings were as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

Microsoft Office system	$22,995	$22,299	$20,730
Windows PC operating system	17,529	17,320	17,825
Server products and tools	15,408	14,232	13,251
Xbox 360 platform	7,100	8,045	8,103
Consulting and product support services	4,372	3,976	3,372
Advertising	3,387	3,181	2,913
Other	7,058	4,670	3,749

Total	$77,849	$73,723	$69,943

Assets are not allocated to segments for internal reporting presentations. A portion of amortization and depreciation is charged to the respective segment. It is impracticable for us to separately identify the amount of amortization and depreciation by segment that is included in the measure of segment profit or loss.

PART II

Item 8

Long-lived assets, excluding financial instruments and tax assets, classified by the location of the controlling statutory company and with countries over 10% of the total shown separately, were as follows:

(In millions)

June 30,	2013	2012	2011

United States	$16,615	$14,081	$18,498
Luxembourg	6,943	6,975	0
Other countries	4,171	3,835	2,989

Total	$27,729	$24,891	$21,487

NOTE 22 — QUARTERLY INFORMATION (UNAUDITED)

(In millions, except per share amounts)

Quarter Ended	September 30	December 31	March 31		June 30		Total

Fiscal Year 2013

Revenue	$16,008	$21,456	$20,489		$19,896		$77,849
Gross margin	11,840	15,764	15,702		14,294		57,600
Net income	4,466	6,377	6,055	(a)	4,965	(b)	21,863	(c)
Basic earnings per share	0.53	0.76	0.72		0.59		2.61
Diluted earnings per share	0.53	0.76	0.72	(a)	0.59	(b)	2.58	(c)

Fiscal Year 2012

Revenue	$17,372	$20,885	$17,407		$18,059		$73,723
Gross margin	13,595	15,247	13,455		13,896		56,193
Net income	5,738	6,624	5,108		(492	) (d)	16,978	(d)
Basic earnings (loss) per share	0.68	0.79	0.61		(0.06)		2.02
Diluted earnings (loss) per share	0.68	0.78	0.60		(0.06	) (d)	2.00	(d)

(a)	Includes a charge related to a fine imposed by the European Commission in March 2013 which decreased net income by $733 million (€561 million) and diluted earnings per share by $0.09.
(b)	Includes a charge for Surface RT inventory adjustments recorded in the fourth quarter of fiscal year 2013, which decreased net income by $596 million and diluted earnings per share by $0.07.
(c)

Includes a charge related to a fine imposed by the European Commission in March 2013 which decreased net income by $733 million (€561 million) and diluted earnings per share by $0.09. Also includes a charge for Surface RT inventory adjustments recorded in the fourth quarter of fiscal year 2013, which decreased net income by $596 million and diluted earnings per share by $0.07.

(d)

Includes a goodwill impairment charge related to our previous OSD business segment (related to Devices and Consumer Other under our current segment structure) which decreased net income by $6.2 billion and diluted earnings per share by $0.73.

PART II

Item 8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Microsoft Corporation

Redmond, Washington

We have audited the accompanying consolidated balance sheets of Microsoft Corporation and subsidiaries (the “Company”) as of June 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the three years in the period ended June 30, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Microsoft Corporation and subsidiaries as of June 30, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 30, 2013, based on the criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated July 30, 2013, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/S/ DELOITTE & TOUCHE LLP

Seattle, Washington

July 30, 2013

(November 26, 2013 as to the effects of the retrospective adjustments in Note 1, 5, 10, 14, 19 and 21)